Exhibit 99.2

LBI Media, Inc. Announces Offering of up to $240 Million Senior Secured Notes

Burbank, CA, March 7, 2011 — LBI Media Inc. (“LBI Media”), a wholly owned subsidiary of LBI Media Holdings, Inc. (“LBI Media Holdings”), announced today that it intends to offer, subject to market and other conditions, up to $240 million aggregate principal amount of senior secured notes due 2019 (the “Notes”) in a private offering to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to non-U.S. persons in accordance with Regulation S under the Securities Act.

LBI Media intends to use the net proceeds of the offering to repay all amounts outstanding under its existing senior secured credit facilities. LBI Media also intends to loan or otherwise distribute a portion of the net proceeds of the offering to LBI Media Holdings to redeem in full all of LBI Media Holdings’ 11% senior discount notes due 2013. Concurrently with the closing of the offering, LBI Media also intends to enter into a new revolving credit facility of up to $50 million.

LBI Media and all of its existing and future wholly owned domestic subsidiaries will guarantee the Notes and the new senior secured revolving credit facility on a senior secured basis. The Notes and the new senior secured revolving credit facility will be secured on a first priority basis by substantially all of LBI Media’s and the guarantors’ assets, subject to certain exceptions and permitted liens and the provisions of an intercreditor agreement relating to distributions of proceeds.

The Notes will not be registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

This press release does not constitute an offer to sell, the solicitation of an offer to buy the Notes or any other securities, nor shall it constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements related to the proposed offering of the Senior Secured Notes and anticipated use of proceeds. These forward-looking statements reflect LBI Media’s current views with respect to future events and are based on assumptions and are subject to risks and uncertainties. LBI Media undertakes no obligation to update or revise any forward-looking statements to reflect developments or information obtained after the date of this press release, except as required by law.

About LBI Media

LBI Media is a leading Spanish-language entertainment company and one of the largest Spanish-language radio and television broadcasters in the United States, based on revenues and number of stations. LBI Media owns 21 radio stations (fifteen FM and six AM) and nine television stations in greater Los Angeles, CA (including Riverside, San Bernardino and Orange counties), Chicago, IL, Dallas-Ft. Worth, TX, Denver, CO, Houston, TX, New York, NY, Phoenix, AZ, Salt Lake City, Utah, and San Diego, CA. In addition, LBI Media owns “EstrellaTV”, a leading Spanish-language national television broadcast network in the United States. LBI Media also owns four television production facilities that it uses to produce its core television programming. LBI Media is affiliated with television stations in various states and along with its owned and operated television stations, broadcast EstrellaTV in 37 U.S. designated market areas, including nine each in California and Texas, four in Florida, three in Arizona, two in Nevada and one each in Colorado, Illinois, Kansas, Nebraska, New Mexico, New York, North Carolina, Oklahoma, Oregon, and Utah.

Contact: Wisdom Lu, CFA

Chief Financial Officer

(818) 729-5316